Exhibit 10.29
March 28, 2025
Simon Mawson
[*]

Re:    Retention Program

Dear Simon:

Honeywell International Inc. announced that it will spin off the Advanced Materials business by December 31, 2025 (hereinafter referred to as “Project Athens”). To help facilitate Project Athens, Honeywell International Inc. or, where applicable, the Honeywell legal entity that is your legal employer (hereinafter “Honeywell” or “Company”), is interested in retaining you. You have therefore been selected to participate in a retention program (the “Program”) as an employee whose expertise and continued contributions are deemed important to the successful completion of Project Athens.

This Retention Letter replaces any other retention agreement you may have with Honeywell or a related company, except to the extent otherwise agreed, in writing, by the parties hereto.

Please note that your entitlement to any Retention Payment under the Program is contingent upon the spinoff or other disposition of the entire Project Athens business (the “Transaction”) no later than April 30, 2026.

The following sets forth the details of the Program:

Eligibility for Retention Payment
You will be eligible to receive the Retention Payment set forth below if (i) you sign this Retention Letter; and (ii) you remain actively employed by the Project Athens business at Honeywell and the spun off or successor company in any Transaction (collectively or individually referred to as the “Joint Enterprise,” depending upon whether the determination refers to the pre- or post-spinoff portion (or both) of the Retention Period) for the duration of the Retention Period; and (iii) you maintain or exceed your current performance level and proficiency in the skills required to complete your job activities, and (iv) you conduct yourself in accordance with the Joint Enterprise’s values, policies, and procedures; and (v) you achieve the specific performance and operational objectives described on Exhibit A.

If you resign your employment with the Joint Enterprise, abandon your position, retire, transfer to another entity or business unit or position that is not related to Project Athens, or if the Joint Enterprise terminates your employment for “cause” (as defined below) or otherwise before the end of the Retention Period, you shall not be eligible to receive the unpaid Retention Payment unless the parties otherwise agree in writing to the contrary.

For purposes of this Retention Letter, “cause” shall be defined as provided in the applicable Joint Enterprise severance pay plan under which you are covered on your termination date. If you are not covered by a Joint Enterprise severance pay plan on your termination date, “cause” shall (1) include any reason for your involuntary separation from the Joint Enterprise under which you are not eligible for notice or severance pay under applicable local law, or (2)(a) be as defined in your employment agreement, or (b) if there is no such definition in your employment agreement, as provided under applicable law, or (c) if cause is neither defined by your employment agreement nor applicable law, mean any of the following, as determined in the sole discretion of the Joint Enterprise’s chief human resources officer (and/or his/her successor or delegee): (i) clear evidence of a significant violation of the Joint Enterprise’s Code of Business Conduct; (ii) a fraud committed against the Joint Enterprise; (iii) the misappropriation, embezzlement or reckless or willful destruction of Joint Enterprise property; (iv) the willful failure to perform, or gross negligence in the performance of duties; (v) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (vi) the knowing falsification of any records or documents of the Joint Enterprise; (vii) a significant breach of any statutory or common law duty of loyalty to the Joint Enterprise; (viii) intentional and improper conduct significantly prejudicial to the business of the Joint Enterprise; (ix) violation of any agreements signed by you relating to, or in connection with, your employment with the Joint Enterprise, and/or any breach of any law or statutory obligations, including, but not limited to, those relating to intellectual property and confidential information and confidential information acquired by you as a result of your employment by the Joint Enterprise; (x) the failure to cooperate fully in a Joint Enterprise investigation or the failure to be truthful when providing evidence or testimony in such investigation; or (xi) the violation of Joint Enterprise rules and policies that, based on a single occurrence, might not meet the significance thresholds of (i), (vii) or (viii) above, but that shall, for purposes of such significance thresholds, be deemed to constitute a violation thereof in the event any such violation occurs more than once.

Retention Period
For purposes of this Retention Letter, the Retention Period is defined as the period commencing on the execution of this Retention Letter and ending on two-month anniversary of the effective date or distribution date of the Transaction. If the successful completion of Project Athens has not occurred by April 30, 2026, the Program and this Retention Letter will be terminated and no Retention Payment will be made.

Retention Payment
If you satisfy the eligibility criteria set forth herein, you will be eligible to receive a Retention Payment equal to a percentage of your annual base salary in effect as of the date of this Agreement (“Base Salary”), in accordance with the following chart:

Business Performance Metric	Actual Business Performance Compared to Quarterly AOP Estimated by Management	Percentage of Base Salary
Sales	Above 150%	3.75%
	150%	3.75%
	110%	2.85%
	100%	2.55%
	75%	1.95%
	Below 75%	0
New Product Introduction (NPI) Revenue	Above 150%	3.75%
	150%	3.75%
	110%	2.85%
	100%	2.55%
	75%	1.95%
	Below 75%	0
Operating Income	Above 150%	3.75%
	150%	3.75%
	110%	2.85%
	100%	2.55%
	75%	1.95%
	Below 75%	0

The Retention Payment shall be calculated by determining the Project Athens actual 2025 quarterly performance for the above metrics and adding together the corresponding percentages of Base Salary based on the above chart. Base Salary percentages for quarterly performance between 75% and 150% shall be interpolated. For the calendar quarter during which the Project Athens spinoff occurs, the Base Salary percentages will be prorated based on the number of days during the calendar quarter prior to the effective date or distribution date of the Transaction.

The Retention Payment shall not exceed 45.0% of Base Salary.

The Retention Payment is not considered earnings under any earnings-based Joint Enterprise employee benefit plan, including, without limitation, any savings, pension, supplemental deferred compensation or bonus plan. There are no additional benefits associated with the Retention Payment.

Timing of Payment
If you satisfy and continue to satisfy the eligibility criteria set forth herein and you are employed by the Joint Enterprise on the 2-month anniversary of the effective date or distribution date of the Transaction, you shall receive the Retention Payment as calculated above in cash within thirty (30) days.

Withholding
The Retention Payment shall be subject to tax and other withholding requirements as mandated by applicable law.

Interpretation
The chief human resources officer of the applicable Joint Enterprise (and/or his/her delegee) has full discretion to interpret the terms of the Program and this Retention Letter and to determine whether you have complied with its terms and fulfilled your obligations hereunder.

Amendment
This Retention Letter constitutes the full and complete understanding between you and Honeywell regarding the Program and may only be amended in writing by both parties.

Confidentiality
You understand that this is a confidential agreement, and you may forfeit your right to the Retention Payment if you discuss it with anyone other than your financial advisor, attorney or members of your immediate family, or pursuant to a court proceeding.

Assignment of Liability
You understand and agree that the liability and responsibility for the Retention Payment hereunder will be assigned to the spun off company of Project Athens or other successor company in the Transaction.

Please indicate your acceptance of the terms and conditions of the Retention Program and this Retention Letter by returning a signed copy thereof to my attention.

Sincerely,

/s/ Ken West	Date: April 22, 2025
Ken West
President & CEO, ESS
Honeywell International Inc.

Read and Accepted:

/s/ Simon Mawson	Date: April 14, 2025
Simon Mawson